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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

The Board of Directors
Trigon Healthcare, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-226187) on Form S-8 of Trigon Healthcare, Inc. of our report dated April 19, 2002, relating to the statements of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan as of December 31, 2001 and 2000, and the related statement of income and changes in plan equity for each of the years in the three-year period ended December 31, 2001 which report is included in this Form 10-K/A No. 1 of Trigon Healthcare, Inc.

/s/KPMG LLP

Richmond, Virginia
April 26, 2002